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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /


Check the appropriate box:
/ / Preliminary Proxy Statement                / / Confidential for use of the
/ / Definitive Proxy Statement                     Commission Only (as permitted
/ / Definitive Additional Materials                by Rule 14a-6(e)(2))
/X/ Soliciting Material Pursuant to Rule 14a-12

                            People's Bancshares, Inc.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/     No fee required.
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

/ /     Fee paid previously with preliminary materials.

/ /     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the form or schedule and the date of its filing.

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        (4)    Date Filed:
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                               M E M O R A N D U M


TO:   All Employees

FROM: Richard Straczynski, President & CEO

DATE: May 1, 2000

RE:   Efforts by Dissident Group to Gain Control of People's Board of Directors


--------------------------------------------------------------------------------

        Today People's Bancshares is announcing its intention to vigorously oppose the attempt by a dissident group of stockholders led by RCG Kingston L.L.C., to elect three of its members to the People's Board of Directors.

        We wanted you to know about this pending proxy contest before it becomes public.

        The Kingston Group, led by a hedge fund registered in the Cayman Islands, wants to change the business direction of People's. Kingston has proposed a slate of directors to run against the three People's Bancshares directors whose terms expire this year. People's nominees for directors are:
John Eaton, a Director since 1975; Dr. Loring Johnson, a Director since 1984; and Scott Ramsay, first elected to the Board in 1997.

        Prior to nominating its own slate of directors, this group had proposed one of two steps to "enhance the value of shares": (1) the sale of People's; or
(2) the nomination of three individuals to our Board of Directors.

        Our Board has rejected these demands. (We did invite Kingston, in writing, to have one Board seat which is proportionate to their stock holdings but the offer was declined). We are committed to achieving, and believe that with your help we have done an excellent job of creating, a high quality local banking institution that provides solid value to our stockholders and the communities we serve. For example, over the last five years our stock price has consistently outperformed other bank stocks as well as the S&P 500.

        Our actions have clearly supported the Board's continuing commitment to enhance stockholder value. We will soon be mailing our Annual Report and Proxy Statement to our stockholders. The Kingston Group will mail its own Proxy Statement to People's stockholders in support of their Board candidates.
Our stockholder customers may approach you as an employee to ask about this.
You should simply answer that an outside investment group is trying to influence the composition of our Board which could result in the sale of People's at an inadequate price. Any further inquiries should be directed to one of the following senior officers: Richard Straczynski, Colin Blair, Donna Boulanger, or Mary Ann Wilson.

        Our annual meeting will be held June 16. As part of the "proxy fight" where this outside group attempts to influence our stockholders to vote for their candidates, the
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stockholders will be receiving a barrage of mail over the next several weeks. I will keep you informed so that you will be prepared to deal with customer inquiries.

        We are taking this action very seriously. It is extremely important that all stockholders vote their shares. Please encourage anyone who inquires to sign and return only the WHITE proxy cards furnished to them by People's Bancshares.

        Thank you for your cooperation.